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                                   EXHIBIT 11

    Confidentiality Agreement between Parent and Company dated July 19, 1994
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                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
             140 Broadway, New York, NY 10005-1235  (212) 504-3000

                                                                   July 19, 1994

Mr. Peter Rackov
Senior Financial Analyst
Diebold Incorporated
5995 Mayfair Road
North Canton, Ohio 44750

Attention: Mr. Peter Rackov
           Senior Financial Analyst

Gentlemen:

     In connection with your evaluation of a possible negotiated transaction by you or one or more of your affiliates, involving Griffin Technology Incorporated (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

     As used herein, "Evaluation Material" includes, without limitation, all information, data, reports, interpretations, projections, forecasts, and records that contain or otherwise reflect information concerning the Company provided to you by or on behalf of the Company in connection with your evaluation of a possible Transaction, together with all analyses, compilations, studies, and other information, whether prepared by you, your Representatives or others, which contain or otherwise reflect or are based on any such Evaluation Material ("Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by your or any of your Representatives,
(ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives (as defined herein), to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

     In consideration of the Company's providing you with Evaluation Material, by your execution of this letter agreement (the "Agreement"), you agree for a period of two years after the date herein to treat all Evaluation Material as confidential and to use Evaluation Material only for the purpose of evaluating a possible transaction. You also agree that you will disclose Evaluation Material only to those of your directors, officers, employees, partners, affiliates, agents, advisors or representatives ("Representatives") who need to know the Evaluation Material in order to assist you in your evaluation of the Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of such Evaluation Material and shall be directed by you to keep such Evaluation Material confidentially in accordance with the provisions of this Agreement, and you shall be satisfied that they will do so. You will also agree to assist in the enforcement of this Agreement against any such Representatives, including institution of any action in your name, where the same may be necessary or desirable.)

     In addition, you agree that you will not make any disclosure other than to relevant regulatory authorities that you or the Company are having or have had discussions related to a possible Transaction, or that you have received Evaluation Material, that you are considering a possible Transaction or any of the terms, conditions or other facts with respect thereto; provided that you may make such disclosure if you have received the opinion of your counsel that such disclosure is required by applicable law, exchange requirement or similar obligation and, prior to such disclosure, you advise and consult with the Company and its legal counsel concerning the information you propose to disclose.
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Mr. Peter Rackov
Diebold Incorporated
Page 2                                                             July 19, 1994

     Although the Company and DLJ have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Nothing contained in this paragraph and no investigation made by you under this Agreement shall limit or be deemed to modify any representations or warranties made by the Company in a definitive agreement relating to a Transaction.

     In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company at the Company's expense to obtain such protective order. The Company will advise you promptly of the action that it intends to take. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to who such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at its expense, request that confidential treatment will be accorded to such information.

     If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will within promptly redeliver to us all copies of the Evaluation Material in the possession of you or your affiliates or your Representatives, will destroy all Notes and will further deliver to DLJ and the Company a certificate executed by one of your officers indicating that the requirements of this sentence have been satisfied. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You hereby acknowledge that you are aware that the securities laws of the United States prohibiting any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any such person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

     You understand that (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof).

     It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that, except as the Company or DLJ may direct or permit, all (i) communications regarding a possible Transaction, (ii) request for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be
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Mr. Peter Rackov
Diebold Incorporated
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submitted or directed exclusively to DLJ, and that none of you, your affiliates or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

     You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction.

     All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

     It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

     In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                          Very truly yours,

                                          GRIFFIN TECHNOLOGY INCORPORATED


                                          By: /s/ ROBERT S. URLAND
                                              ----------------------------------
                                              Robert S. Urland
                                              President and Chief Executive
                                                Officer
                                              Griffin Technology Incorporated



                                          By: /s/ SAFRA A. CATZ
                                              ----------------------------------
                                              Safra A. Catz
                                              Senior Vice President
                                              DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION,
                                              as Exclusive Agent

Agreed and Accepted:

DIEBOLD INCORPORATED


By: /s/ ROBERT J. WARREN
    ----------------------------------
Title: President and Treasurer
Date: 7-19-94